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                                  Exhibit 2.3
                                  -----------


                              GUARANTY AGREEMENT
                              ------------------

     This GUARANTY AGREEMENT (this "Guaranty") is made and given this 31st day of July, 2001, by KFX INC. ("Guarantor"), a corporation duly organized and existing under the laws of Delaware, for the benefit of PAVILION TECHNOLOGIES, INC. ("Pavilion"), a corporation duly organized and existing under the laws of the State of Texas. Guarantor and Pavilion may at times herein be referred to individually as a "Party" and collectively as the "Parties."

                                  WITNESSETH

     WHEREAS, Pavilion, Guarantor and Pegasus Technologies, Inc. ("Pegasus"), a corporation duly organized and existing under the laws of the State of South Dakota contemporaneously with this Guaranty, are entering into that certain Asset Purchase & License Agreement, of even date herewith (the "Definitive Agreement"); and

     WHEREAS, Pegasus is a subsidiary of Guarantor, and Guarantor is the majority shareholder of Pegasus; and

     WHEREAS, as a condition to Pavilion entering into the Definitive Agreement with Pegasus, Guarantor has agreed to enter into this Guaranty with Pavilion to guaranty the performance and obligations of Pegasus under the Definitive Agreement.

     NOW, THEREFORE, in consideration of Pavilion entering into the Definitive Agreement with Pegasus, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees as follows:

1. This Guaranty shall be an absolute, continuing, irrevocable, and unconditional guaranty of payment and performance, and not a guaranty of collection, by Guarantor of the obligations of Pegasus (the "Obligations") under the Definitive Agreement. Guarantor shall remain liable on its obligations hereunder until the earlier of (i) Pavilion's receipt from Pegasus, pursuant to the term and conditions of the Definitive Agreement, of payments (not including payments to Pavilion of royalties under the royalty provisions of the Definitive Agreement) equal to Nine Million Five Hundred Thousand and 00/100 Dollars ($9,500,000 USD); or (ii) the Guarantor ceasing to own at least 50% of all of the outstanding and issued shares of Pegasus; provided, however, the resulting controlling entity or entities must agree in writing to (x) comply with all of Guarantor's obligations hereunder, and (y) be bound by the Definitive Agreement, or if there is no resulting controlling entity or entities, Guarantor may be released from its Guaranty obligations by providing continuing adequate assurances of financial performance by Pegasus under the Definitive Agreement, as reasonably requested by Pavilion.

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2.   In the event of a material default as set forth in Section 15.3.1 of the
Definitive Agreement by Pegasus in the payment of any sums due under or the performance of any of the terms and conditions of the Definitive Agreement, or any part thereof, when such payment or performance becomes due, which is not otherwise cured during the applicable time period set forth in the Definitive Agreement, Guarantor shall promptly pay or cause to be paid the amounts due to Pavilion and/or perform or cause to be performed the Obligations required pursuant to and in accordance with the terms and conditions of the Definitive Agreement.

3. To the extent permitted by applicable law, Guarantor further waives any and all rights, by statute or otherwise, to require Pavilion to institute suit or otherwise exhaust its rights and remedies against Pegasus.

4. Guarantor hereby consents and agrees that, without notice to or subsequent consent by Guarantor and without affecting or impairing the obligations of Guarantor as herein set forth, Pavilion may, by action or inaction, compromise, settle, waive, extend, refuse to enforce, release (in whole or in part), or otherwise grant indulgences (collectively, "Pavilion Rights") to Pegasus in respect to any or all of the Obligations and may amend, modify or extend in any manner the Definitive Agreement or any other documents or agreements relating to the Obligations other than this Guaranty. Notwithstanding the foregoing, the exercise of the Pavilion Rights shall not in any way be construed as increasing the amount of the Guarantor's monetary obligations or broadening the scope of the its performance obligations hereunder or under the Definitive Agreement.

5. Demands on Guarantor for payment under this Guaranty shall be in writing and delivered by mail or telecommunication to the following address:

     KFx Inc.
     3300 East First Avenue, Suite 290
     Denver, Colorado 80206
     Attn: Theodore Venners
     Fax: (303) 293-8430
     with a copy to:
     Mandel, Lipton and Stevenson Limited
     120 N. LaSalle, Ste. 2900
     Chicago, Illinois 60602
     Attn: Andres Gallegos, Esq.
     Fax: (312) 236-0781

All demands for payment shall be effective when received by Guarantor.
Guarantor may change the address to which demands for payment are to be sent upon written notice to Pavilion. Such payments shall be made by wire transfer, in accordance with the wire transfer instructions contained in any such demand, on the fifteenth (15th ) calendar day in the case of a demand involving nonpayment of royalties, and on the seventh (7th) calendar day in the case of a demand for all other nonpayments, next following Guarantor's receipt of any such demand.

6. Guarantor consents and agrees that Pavilion shall be under no obligation to marshal any assets in favor of Guarantor. Moreover, Guarantor covenants to pay all expenses (including

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court costs and reasonable attorney's fees) incurred by Pavilion in connection with defending and enforcing its rights under this Guaranty.

7. This Guaranty is a primary and original obligation of Guarantor and is an absolute, unconditional, irrevocable guaranty and, to the extent permitted by applicable law, shall remain in full force and effect without regard to future changes in conditions, including change of law, or any invalidity or irregularity with respect to the execution and delivery of any agreement by Pavilion with respect to the Obligations. The exercise by Pavilion of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

8. Guarantor hereby agrees that its obligations under this Guaranty Agreement shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following events, whether or not with notice to or the consent of Guarantor: (a) the dissolution, insolvency, or bankruptcy of Guarantor, or any other party at any time liable for the payment of any sums due under or the performance of the terms of the Definitive Agreement; (b) any renewal, extension, modification, waiver or amendment of the Definitive Agreement or any instrument, document, or agreement evidencing, securing, or otherwise relating to the Definitive Agreement; (c) any neglect, delay, omission, failure, or refusal of Pavilion to take or prosecute any action for the collection of any sums due under or the performance of any of the terms of the Definitive Agreement or to take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to the Definitive Agreement; (f) the unenforceability or invalidity of any part of the Definitive Agreement or of any instrument, document, or agreement evidencing, securing, or otherwise relating to the Definitive Agreement; (g) any payment by Guarantor or any other party to Pavilion is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason Pavilion is required to refund any payment or pay the amount thereof to someone else; (h) any change in the corporate existence, structure, or ownership of Guarantor; or (i) any other circumstance which might otherwise constitute a defense available to, or discharge of Guarantor.

9. No assignment or transfer of the Definitive Agreement or this Guaranty shall operate to extinguish or diminish the liability of Guarantor hereunder; provided however, that if Guarantor shall cease to own or control a "Controlling
-------- -------
Interest" in Pegasus, which for purposes of this Guaranty shall mean ownership or control of at least fifty percent (50%) of the total issued and outstanding capital stock of Pegasus (such change in ownership shall be referred to herein as a "Change of Control"). Guarantor may assign and transfer in writing all of its payment and performance obligations under this Guaranty to either (A) an entity acquiring a Controlling Interest in Pegasus (a "Controlling Entity") or
(B) an entity who does not acquire a Controlling Interest in Pegasus (an "Assuming Entity"). In the event of Guarantor's proposed assignment and transfer of its obligations under this Guaranty to a Controlling Entity upon a Change of Control, and the Controlling Entity's proposed assumption of Guarantor's obligations under the Definitive Agreement, Guarantor shall provide Pavilion with at least thirty (30) days written notice prior to such proposed assignment, assumption and transfer, which notice shall include the material terms and conditions of the proposed assignment, transfer and assumption. In the event

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of Guarantor's proposed assignment and transfer of its obligations under this
Guaranty to an Assuming Entity upon a Change of Control, and the Assuming Entity's proposed assumption of Guarantor's obligations under the Definitive Agreement, Guarantor shall provide Pavilion with at least forty-five (45) days written notice prior to such proposed assignment, assumption and transfer, which notice shall include the material terms and conditions of the proposed assignment, transfer and assumption. In any event, as applicable, either the Controlling Entity or the Assuming Entity, in writing, shall assume all of the obligations of Guarantor, and shall agree to be bound by the terms and conditions of, the Definitive Agreement; and provided further, that the terms
                                             -------- -------
and conditions of such assignment and transfer of Guarantor's obligations under the Guaranty, the assumption of Guarantor's obligations under the Definitive Agreement, and the assurances to Pavilion of Pegasus's continued performance of its Obligations under the Definitive Agreement, shall all be on terms reasonably acceptable to Pavilion. Subject only to the foregoing, the terms and provisions of this Guaranty shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties. Any transfer and assignment of Guarantor's performance and payment obligations hereunder pursuant to this paragraph 9 shall be considered to be an amendment to this Guaranty, and shall have no force and effect until the requirements of paragraph 11 of this Guaranty are met.

10. Guarantor represents and warrants that it is a corporation duly organized under the laws of Delaware; that it has full power to enter into this Guaranty; that its execution and delivery hereof has been duly authorized; and that this Guaranty, upon its execution and delivery constitutes a legal, valid, and binding obligation of the Guarantor, enforceable against Guarantor in accordance with its terms.

11. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by Pavilion. No failure on the part of Pavilion to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

12. This Guaranty shall be governed by and construed in accordance with the internal laws of the State of Delaware, excluding only those provisions regarding conflict of laws.

13. Guarantor recognizes that Pavilion is relying upon this Guaranty and the undertakings of Guarantor hereunder in entering into the Definitive Agreement with Pegasus and further recognizes that the execution and delivery of this Guaranty is a material inducement to Pavilion in entering into the Definitive Agreement. Guarantor hereby acknowledges that there are no conditions to the full effectiveness of this Guaranty.

14. The Definitive Agreement, together with all of its exhibits, schedules and all of the terms thereof, are incorporated herein by reference, the same as if stated verbatim herein, and Guarantor agrees that Pavilion may exercise any and all of the rights and remedies granted to it under the Definitive Agreement without affecting the validity or enforceability of this Guaranty.

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15.  THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR AND
PAVILION WITH RESPECT TO GUARANTOR'S GUARANTY OF THE DEFINITIVE AGREEMENT AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF.

16. If any term or other provision of this Guaranty is found to be invalid or illegal or incapable of being enforced by any rule of law or public policy, all other provisions and conditions of this Guaranty shall nevertheless be legally binding and shall remain in full force and effect. Upon the determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties agree that such provision shall be amended so as to be legal and enforceable and as nearly as possible to give effect to the intentions of the parties hereto.

17. This Guaranty has been negotiated by Guarantor and Pavilion and their respective legal counsel, and legal or equitable principles that might require the construction of this Guaranty or any provision of this Guaranty against the party drafting this Guaranty will not apply in any construction or interpretation of this Guaranty.

                           [Signature page follows.]

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     IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed by its duly authorized representative as of the date first written above.

                                    KFX INC.


                                    By: /s/ Theodore Venners
                                        --------------------
                                            Theodore Venners
                                            Chairman and CEO

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